UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2025

BRIACELL THERAPEUTICS CORP.

(Exact name of registrant as specified in its charter)

British Columbia	47-1099599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 300 - 235 15th Street West Vancouver, BC	V7T 2X1
(Address of principal executive offices)	(Zip Code)

(604) 921-1810

(Registrant’s telephone number, including area code)

Commission File No. 001-40101

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	BCTX	The Nasdaq Stock Market LLC
Warrants to purchase common shares, no par value	BCTXW	The Nasdaq Stock Market LLC
Warrants to purchase common shares, no par value	BCTXZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 16, 2025, BriaCell Therapeutics Corp. (the “Company”) consummated a public offering of 10,775,000 units (the “Common Units”) and 1,225,000 pre-funded units (“Pre-funded Units”) for a purchase price of $1.25 per Common Unit and $1.249 per Pre-funded Unit, resulting in aggregate gross proceeds of approximately $15 million, before deducting placement agent fees and other offering expenses. The Company intends to use the net proceeds from the sale of its securities for working capital requirements, general corporate purposes, and the advancement of business objectives.

The Securities Offered

Each Common Unit consists of (i) one common share, no par value per share, and (ii) one warrant (the “Warrants”) to purchase one common share (the “Common Warrant Shares”). Each Pre-funded Unit consists of (i) one pre-funded warrant (the “Pre-funded Warrants”) to purchase one common share (the “Pre-funded Warrant Shares”), and (ii) one Warrant. The Pre-funded Warrants are immediately exercisable at an exercise price of $0.001 per share and will remain exercisable until exercised in full. Each Warrant will be immediately exercisable upon issuance for a period of five years following the date of issuance. Each Warrant will entitle the holder to purchase one common share at an exercise price of $1.50.

The common shares and accompanying Warrants included in each Unit were issued separately, and the Pre-funded Warrants and the accompanying Warrants included in each Pre-funded Unit were issued separately. The Units and Pre-funded Units have no stand-alone rights and were not issued or certificated.

The exercise price of the Warrants and the Pre-funded Warrants and number of common shares issuable upon exercise will adjust in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events.

The Warrants may be exercised on a cashless basis if at the time of exercise thereof there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Common Warrant Shares to the holder. The Pre-funded Warrants may be exercised on a cashless basis at any time.

A holder of the Warrants and the Pre-funded Warrants (together with its affiliates) may not exercise any portion of the Warrant or Pre-funded Warrant to the extent that the holder would own more than 4.99% (or 9.99%, at the election of the holder) of the outstanding common shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Warrants or Pre-funded Warrants up to 9.99% of the number of the Company’s common shares outstanding immediately after giving effect to the exercise.

The Common Units, the Pre-funded Units, the common shares comprising the Common Units, the Warrants, the Pre-funded Warrants, the Pre-funded Warrant Shares and the Common Warrant Shares were offered and sold by the Company pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-288562), as amended to date, filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended on July 9, 2025, as amended on July 10, 2025, and declared effective by the SEC on July 15, 2025 (the “Registration Statement”).

The foregoing does not purport to be a complete description of each of the Warrants and Pre-funded Warrants, and is qualified in its entirety by reference to the full text of each of such document, which are filed as Exhibits 4.1 and 4.2 respectively, to this Form 8-K and incorporated herein by reference.

The Placement Agency Agreement

In connection with the offering, on July 15, 2025, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with ThinkEquity LLC (the “Placement Agent”), pursuant to which the Company agreed to issue and sell directly to investors, in a best efforts basis the Common Units and the Pre-funded Units at a purchase price of $1.25 per Common Unit and $1.249 per Pre-funded Unit. As part of its compensation for acting as Placement Agent for the Offering, the Company paid the Placement Agent a cash fee of 7.5% of the aggregate gross proceeds.

The foregoing does not purport to be a complete description of the Placement Agency Agreement and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 1.1 to this Form 8-K and incorporated herein by reference.

Item 8.01. Other Events

The Company issued press releases announcing the pricing and closing of the Offering on July 15, 2025, and July 16, 2025, respectively. Copies of the press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2 and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Placement Agency Agreement, dated as of July 15, 2025, by and between BriaCell Therapeutics Corp. and ThinkEquity LLC as Placement Agent.
4.1	Form of Common Warrant
4.2	Form of Pre-Funded Warrant
99.1	Press Release dated July 15, 2025
99.2	Press Release dated July 16, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIACELL THERAPEUTICS CORP.

/s/ William V. Williams
July 16, 2025	William V. Williams
President and Chief Executive Officer